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Exhibit 99 - J

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 23 to the registration statement on Form N-1A ("Registration Statement") of our report dated October 5, 2001, relating to the financial statements and financial highlights which appears in the August 31, 2001 Annual Report to Shareholders of Top 50 World Fund, Top 50 Europe Fund, Top 50 Asia Fund, Top 50 US Fund, European Mid-Cap Fund and Japanese Equity Fund which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Financial Information" in such Registration Statement.

PricewaterhouseCoopers LLP

Baltimore, Maryland
December 27, 2001

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